Free Writing Prospectus

Filed on January 27, 2011 Pursuant to Rule 433

Registration Statement No. 333-167886

Kimberly-Clark Corporation

PRICING TERM SHEET

$250,000,000 3.875% Notes due March 1, 2021

Dated January 27, 2011

Issuer:	Kimberly-Clark Corporation

Security Type:	Senior Notes

Offering Format:	SEC Registered

Principal Amount:	$250,000,000

Maturity Date:	March 1, 2021

Coupon:	3.875%

Interest Payment Dates:	Semi-annually on the 1st day of March and September, commencing September 1, 2011

Price to Public:	99.148% of the principal amount

Benchmark Treasury:	2.625% due November 15, 2020

Benchmark Treasury Yield:	3.378%

Spread to Benchmark Treasury:	60 bps

Yield to Maturity:	3.978%

Optional Redemption:

The notes will be redeemable, at the option of Kimberly-Clark Corporation, at any time, in whole or in part, at a redemption price equal to the greater of (i) 100% of the principal amount of the notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted, on a semi-annual basis, at the applicable treasury rate plus 10 basis points, plus, in each case, accrued interest to the date of redemption.

Expected Settlement Date:	February 3, 2011

CUSIP:	494368 BF9

ISIN:	US494368BF94

Anticipated Ratings:	A2 by Moody’s Investors Service, Inc. A by Standard & Poor’s Ratings Services A by Fitch Ratings Ltd.

Joint Book-Running Managers:	Citigroup Global Markets Inc. Goldman, Sachs & Co. Morgan Stanley & Co. Incorporated J.P. Morgan Securities LLC

Co-Managers:	Barclays Capital Inc. HSBC Securities (USA) Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated UBS Securities LLC

$450,000,000 5.300% Notes due March 1, 2041

Dated January 27, 2011

Issuer:	Kimberly-Clark Corporation

Security Type:	Senior Notes

Offering Format:	SEC Registered

Principal Amount:	$450,000,000

Maturity Date:	March 1, 2041

Coupon:	5.300%

Interest Payment Dates:	Semi-annually on the 1st day of March and September, commencing September 1, 2011

Price to Public:	99.132% of the principal amount

Benchmark Treasury:	3.875% due August 15, 2040

Benchmark Treasury Yield:	4.558%

Spread to Benchmark Treasury:	80 bps

Yield to Maturity:	5.358%

Optional Redemption:

The notes will be redeemable, at the option of Kimberly-Clark Corporation, at any time, in whole or in part, at a redemption price equal to the greater of (i) 100% of the principal amount of the notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted, on a semi-annual basis, at the applicable treasury rate plus 15 basis points, plus, in each case, accrued interest to the date of redemption.

Expected Settlement Date:	February 3, 2011

CUSIP:	494368 BG7

ISIN:	US494368BG77

Anticipated Ratings:	A2 by Moody’s Investors Service, Inc. A by Standard & Poor’s Ratings Services A by Fitch Ratings Ltd.

Joint Book-Running Managers:	Citigroup Global Markets Inc. Goldman, Sachs & Co. Morgan Stanley & Co. Incorporated J.P. Morgan Securities LLC

Co-Managers:	Barclays Capital Inc. HSBC Securities (USA) Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated UBS Securities LLC

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (No. 333-167886) (including a prospectus and a preliminary prospectus supplement) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read each of these documents and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc., Attention: Prospectus Department, Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, New York 11220, toll free at 877-858-5407, Goldman, Sachs & Co. at Goldman, Sachs & Co., Prospectus Department, 200 West Street, New York, NY 10282, toll free at 866-471-2526, by facsimile at 212-902-9316 or by emailing prospectus-ny@ny.email.gs.com or Morgan Stanley & Co. Incorporated at Morgan Stanley & Co. Incorporated, 180 Varick Street, New York, NY 10014, Attn: Prospectus Department or toll free at 866-718-1649.